Exhibit 10.37

PROFESSIONAL SERVICES AGREEMENT

INDUSTRIAL RESEARCH LIMITED	CONSULTANCY AGREEMENT FOR THE TRANSFER OF KNOW HOW RELATING TO THE MANUFACTURE OF DECK-CHECKER® UNITS

Industrial Research Limited Industrial Research	Contract Authority:	Nigel Kirkpatrick
	Contact Person:	Jay Kesha

	Technical Contact:	David Kenwright

	Address for service:	24 Balfour Road
Parnell
Auckland, NZ

	Phone number:	+64 9 920 3459

	Email address:	j.kesha@irl.cri.nz

VendingData™ Corporation “VendingData™”	Contract Authority:	Steven J. Blad

	Contact Person:	Steven J. Blad

	Technical Contact:	William B. Roquemore

	Address for service:	No. 81, Zhuqiao Street Zhuyuan, Xiaolan, Zhongshan City Guangdong Province, China

	Phone number:	+702 733 7195

	Email address:	blad@vendingdata.com

General Provisions	The parties agree to the terms and condition set out in Part A and Part B of this agreement.

SIGNATURE	For Industrial Research Limited	For VendingData™ Corporation

	/s/ Nigel Kirkpatrick	/s/ Steven J. Blad
	Authorised signatory	Authorised signatory

	Name: Nigel Kirkpatrick	Name: Steven J. Blad

	Date: 9/12/03	Date:

	Witnessed by: Dian Wilkinson	Witnessed by:

	/s/ D. Wilkinson	/s/ William B. Roquemore
	Name:	Name:

	Position: Personal Assistant	Position: V.P. Man./Service

	Date: 9th December 2003	Date: 12/5/03

/s/ NK    /s/SJB

INDRODUCTION

A.            Currently VendingData™ and Industrial Research have a contract in place that states that Industrial Research will manufacture and supply 600 Deck-Checker® kits to be assembled by VendingData™ (“Existing Agreement”).

B.            VendingData™ wishes to:

a.     terminate the Existing Agreement and instead have Deck-Checker® units manufactured at VendingData’s™ facility in China;

b.     contract Industrial Research to provide 100 days of consultancy services between December 1st 2003 and June 30th 2004 to assist in the transfer of know how regarding the manufacture of Deck-Checker® units for use at VendingData’s™ facility in China; and

c.     in consideration for the termination of the Existing Agreement and the provision of consultancy services, pay Industrial Research a set amount per month or an amount equivalent to US$250 per Deck-Checker® unit manufactured in between December 1st 2003 and June 30th 2004 (whichever is greater).

C.            Both parties have agreed to enter into this agreement to govern their relationship in relation to the above.

/s/ NK    /s/SJB

PART A

THE WORK

During the Term Industrial Research will (in accordance with a transition plan determined below) provide no more than 100 days (800 man hours) of consultancy services to advise VendingData™ on the set-up of a production line to Deck-Checker® DC416 Mark 3 in China.  Such consultancy services will include the following features:

• The services will be undertaken and managed by qualified Industrial Research technical staff.

• The services will include time based in China, and supporting work based in New Zealand.

•                  It is anticipated that the services will include 10 trips to China by individual employees of Industrial Research Limited (for the avoidance of doubt, multiple employees traveling to China at the same time will be considered to be multiple trips).

• Travel and transit times between New Zealand and China will not be included as consultancy time.

•                  The services will include Industrial Research facilitating contact with New Zealand suppliers to allow VendingData™ to directly source parts for the manufacture of the existing Deck-Checker® DC416 Mark 3.

Within one month of the Commencement Date, Industrial Research will undertake a scoping visit to produce a transition plan for sign off by VendingData™.  The transition plan will outline the specific action to be undertaken by Industrial Research including indicative dates for visits to China.  If VendingData™ do not respond to a proposed transition plan within 2 weeks of receipt, it will be deemed to have accepted that transition plan.  W

Commencement Data	December 1st 2003

Term	From the Commencement Date until June 30th 2004

INDUSTRIAL RESEARCH DELIVERABLES

Industrial Research will provide a report within 5 working days from the end of each month during the Term.  Each report will, in relation to each month, include:

1.               Description of work undertaken

2.               A summary of consultancy time used that month and to date and the number of trips to China made by Industrial Research employees

3.               Key achievements and events

4.               Outstanding issues and Recommendations where appropriate.

A total of seven reports will be produced and emailed to key personnel.

/s/ NK    /s/SJB

FEES

Industrial Research will invoice VendingData™ the applicable Fee on or about the Invoice Date and VendingData™ will pay Industrial Research that Fee on the applicable Payment Date (in accordance with the Fees Schedule set out below)

Notwithstanding the above, if during the Term the total number of Deck-Checker® units produced by VendingData™ (at its facility in China) is equal to or exceeds 1704, VendingData™ shall make an additional payment to Industrial Research according to the following equation:

A = (B x 250) – 426,000

Where:

A = the additional amount be paid to Industrial Research (in US dollars); and

B = the total number of Deck-Checker® units produced during the Term.

FEES SCHEDULE

Invoice Date	Due Date	Fee (USD)
1 January 2004	15 January 2004	$62,500.00	USD
1 February 2004	15 February 2004	$62,500.00	USD
1 March 2004	15 March 2004	$62,500.00	USD
1 April 2004	15 April 2004	$62,500.00	USD
1 May 2004	15 May 2004	$62,500.00	USD
1 June 2004	15 June 2004	$113,500.00	USD
Total		$426,000.00	USD

/s/ NK    /s/SJB

CLIENT SUPPLIED ITEMS

To facilitate consultancy in China VendingData™ will provide:

1. Timely access to key personnel including Chinese interpreters to assist with communication.

2. One point of contact acting as project manager for VendingData™.

3.              Ongoing access to a workstation; including use of a computer installed with an English language version of Microsoft™ Office.  Fixed line phone and internet connections to allow the transfer of electronic databases and files from New Zealand.

4. Facilitate (if required) entry into China via Hong Kong with appropriate invitation letter etc.

5. Timely response to Industrial Research’s proposed transition plan.

6. At the completion of the term, full access to VendingData’s™ records regarding the number of Deck-Checker® units produced during the Term.

Special Contract Conditions

The following terms will apply during the product life cycle of the Deck-Checker

Performance

IRL will deliver 70 days of the contracted consultancy time by  April 1st 2004 to ensure timely completion of the 100 consultancy days by June 30th 2004.

Termination of Existing Agreement

The Existing Agreement will terminate on the Commencement Date of this agreement.

Warranty

In addition to the obligation set out in Part B VendingData™ will be responsible for warranty and/or third party claims relating to any Deck-Checker® units manufactured after the Commencement Date.

Design Control

Design control for the Deck-Checker® will completely transfer to VendingData™ on the Commencement Date.  Industrial Research will continue to investigate issues and/or modifications relating to the Deck-Checker® at VendingData’s request and make recommendations as appropriate.

Card Certification & Training

Card certification for new cards and subsequent training for use on the Deck-Checker® will be the responsibility of VendingData™  Industrial Research will be available to consult if required in accordance with the terms of this agreement (or such other agreement as may be entered in relation to such consultation (as the case may be)).

If the terms of this Part A conflict with the terms set out in Part B of this agreement then the terms of this Part A will prevail.

/s/ NK    /s/SJB

PART B

STANDARD TERMS AND CONDITIONS

1.                                      THE WORK

1.1                                 Industrial Research agrees to carry out the Work on the terms and conditions contained in this agreement including the parameters and any terms and conditions set out in Part A.

1.2                                 Industrial Research shall not depart from the parameters set out in part A or carry out any additional work without the prior consent of VendingData™.

1.3                                 VendingData™ may require changes to the Work provided that, if any such change results in Industrial Research having to carry more work under this agreement than would otherwise have been the case, such changes will require the prior written consent of Industrial Research and be subject to an appropriate increase in Fees.

1.4                                 Industrial Research shall exercise reasonable care and skill in carrying out the Work, consistent with standards generally accepted in the scientific professions in New Zealand.

1.5                                 Industrial Research gives no warranty that the objectives (if any) comprised in the Work can be achieved or that the Work will be of any benefit to VendingData™ or any other person.

2.                                      TIMETABLE

2.1                                 The Work shall be commenced on the Commencement Date (set out in Part A) and shall not continue beyond the Term unless the parties agreed otherwise.

3.                                      RESOURCES TO BE PROVIDED

3.1                                 Industrial Research shall provide such resources which in its opinion are reasonably necessary for carrying out the Work.

3.2                                 VendingData™ shall provide Industrial Research with:

(a)                                  such access to its own facilities and personnel, and such access to other facilities and personnel which it is within its power to facilitate, as Industrial Research shall reasonably require for the purposes of carry out the Work;

(b)                                 Client Supplied Products (as set out in part A) at such times and at the required standard as specified in Part A or as reasonably required by Industrial Research to complete the Work of any part of the Work

3.3                                 Industrial Research will not be responsible or liable for any delay in performing, or failure to perform, the Work (or any part of the Work) where such delay or failure is contributed to by VendingData™ failing to meet its obligations under clause 3.2.

4.                                      CONTACT PERSON

4.1                                 Each party shall nominate in writing a representative who shall represent it in all matters pertaining to this agreement (‘Contact Person”).  The initial Contact Person for each party is set out in Part A.  The Contact Person may be altered by its appointing party at any time by written notice.

5.                                      REPORTS

5.1                                 Industrial Research shall provide a written reports to VendingData™ on the progress made in carrying out the Work in accordance with the requirements of Part A.

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6.                                      FEES AND PAYMENT

6.1                                 In consideration of the services to be provided by Industrial Research under this agreement and the termination of the Existing Agreement, VendingData™ shall pay Industrial Research the fees specified in Part A (plus goods and services tax, if any)  (“Fees”).

6.2                                 In addition to the fees payable by VendingData™ to Industrial Research, under this agreement, VendingData™ shall reimburse Industrial Research for all out of pocket expenses (plus goods and services tax, if any) incurred by Industrial Research in performing its obligations under this agreement.

6.3                                 Industrial Research shall send invoices to VendingData™ in accordance with the Fees schedule set out in Part A.  VendingData™ shall pay each invoice in strict accordance with the Fees schedule set out in Part A provided that on termination of this agreement all outstanding amounts shall be payable forthwith.  Interest shall be payable on overdue amounts at a rate equal to 5 percent above the base lending rate of the Bank of New Zealand from time to time from the due date until the date payment is received.  Such interest shall accrue on a daily basis and be payable on demand.

6.4                                 Without limiting any of Industrial Research’s other rights and remedies under this agreement, if any payment under this agreement is not made on the due date Industrial Research shall be entitled to suspend carrying out the Work or, if applicable, suspend the supply of goods until such overdue payment is made.

7.                                      CONFIDENTIAL INFORMATION

7.1                                 During the term of this agreement it may be necessary for one party to disclose to the other certain confidential information including, but not limited to, research and development information, product information, manufacturing information, testing methods or results, materials of any kind which can reasonably be regarded as being sensitive to and/or of commercial value to the other party, any materials designated by the disclosing party as being “confidential”, and quality assurance requirements (“Confidential Information”).

7.2                                 Each party (including its employees and all persons under its control) that receives any such Confidential Information from the other party (including its employees and all persons under its control) shall exercise due care at all times to prevent the unauthorized disclosure or use of that Confidential Information.

7.3                                 Confidential Information shall only be used by the other party for the purposes of performing its obligations under this agreement or for such other purpose as may be agreed by the disclosing party.  These obligations shall not apply to:

(a)                                  information which is known to the receiving party prior to disclosure or independently developed by the receiving party, as evidenced by that party’s written records;

(b)                                 information which is or becomes (through no breach or fault of the receiving party) patented, published or otherwise part of the public domain; and

(c)                                  information which is required to be provided under penalty of law provided that the receiving party has taken such steps as are available under law (but not the institution of legal action) to protect such information and notifies the disclosing party hereunder of its obligation to make such disclosure prior to the time such disclosure is made.

7.4                                 The obligations contained in this clause 7 shall be in full force and effect from the date of this agreement and shall continue in full force and effect for a period of five years commencing on the date of completion of the Work or, if the Work is not completed, on the date of termination of this agreement.

7.5                                 The provisions of this clause 7 are subject to the provisions of clause 9.

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8.                                      LIABILITY OF INDUSTRIAL RESEARCH

8.1                                 In no circumstances will Industrial Research be liable to VendingData™ for

(a)                                  any loss or damage arising out of or in connection with any delay in completion of the Work; or

(b)                                 any loss of profits or any consequential, indirect or special loss or damage of any kinds whatsoever

8.2                                 Industrial Research shall not be liable for any claim, proceeding, loss, cost, damage or expense arising out of or in connection with:

(a)                                  any error or omission in any information obtained from any third party (including VendingData™);

(b)                                 any act or omission of any third party (including VendingData™);

(c)                                  any infringement by VendingData™ of any intellectual property rights of third parties.

8.3                                 No claim shall be made by VendingData™ against Industrial Research in respect of the goods or services provided by Industrial Research under this agreement unless notice of the claim has been given by VendingData™ to Industrial Research in good faith and in reasonable detail within a period of 12 months commencing on the date of completion of the Work or, if the Work is not completed, on the date of termination of this agreement.

8.4                                 Notwithstanding any other provision in this agreement, the liability of Industrial Research (whether in contract, tort including negligence of otherwise) to VendingData™ for any loss or damage suffered by VendingData™ (howsoever arising) shall not, in aggregate, exceed the amount of fees (exclusive of goods and services tax, if any) paid by VendingData™ to Industrial Research under this agreement.

8.5                                 VendingData™ shall indemnify Industrial Research, its subsidiaries, officers, employees and subcontractors against any claim, proceeding, loss, cost (including legal costs on a solicitor/own client basis), damage or expense incurred by any of such persons and arising from VendingData’s™ manufacture, use or sale of goods manufactured as a result of (or in relation to) the Work or incorporating any aspect of the Work or from any breach by VendingData™ of any of its obligations under this agreement.

9.                                      INTELLECTUAL PROPERTY RIGHTS

9.1                                 Unless otherwise agreed in writing prior to the commencement of the Work, all intellectual property rights and other rights of a proprietary nature subsisting in each party prior to the commencement of the Work shall remain with that party.

9.2                                 Unless otherwise agreed in writing prior to the commencement of the Work, all intellectual property rights and other rights of a proprietary nature subsisting in the Work shall, upon completion of the Work, vest in VendingData™, provided that VendingData™ has complied with all of its obligations under this agreement.

9.3                                 Neither party shall, at any time during the term of this agreement or after the termination of this agreement, contest or challenge in any legal proceedings or otherwise the ownership by the other party of the intellectual property rights referred to in this agreement.

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10.                               USE OF THE INDUSTRIAL RESEARCH NAME

10.1                           Except with the prior written approval of Industrial Research, VendingData™ shall not use the name “Industrial Research Limited” or any other similar name or make any other reference to Industrial Research in conjunction with any proposed manufacture or marketing of goods or services.

11.                               TERMINATION

11.1                           Without prejudice to any other right or remedy it may have, either party (“the Terminating Party”) may terminate this agreement forthwith by written notice to the other party (“the Defaulting Party”) on the happening of any of the following:

(a)     the commission of a material breach of this agreement by the Defaulting Party provided that, if such breach is capable of remedy, notice of termination shall not take effect unless the Defaulting Party has failed to remedy such breach to the reasonable satisfaction of the Terminating Party within 15 days following receipt by the Defaulting Party of notice of termination specifying the breach concerned.  For the purposes of this clause, a failure to pay any sum of money on the due date shall be deemed to be a material breach of this agreement; or

(b)              the commencement of a winding up of the Defaulting Party (otherwise than for the purposes of a solvent reconstruction of the Defaulting Party) or the appointment of a receiver, statutory manager or other similar functionary over any of the assets or undertakings of the Defaulting Party

11.2                           The termination of this agreement shall not relieve a party of due performance by such party of any obligation assumed by or imposed on that party under this agreement at any time prior to termination.

12.                               DISPUTES

12.1                           In the event of any dispute or disagreement between the parties arising out of or in connection with this agreement (“Dispute”), the Contact Person of each party will negotiate in good faith in an attempt to resolve the Dispute.

12.2                           If the Contact Persons are unable to resolve a Dispute within 14 days (or such longer period as the parties may agree) of both Contact Person being made aware of the existence of the Dispute, the matter shall be referred to senior representatives of both parties who shall then negotiate in good faith in an attempt to resolve the Dispute.

12.3                           Other than in the case of urgent interlocutory relief, no party will instigate any arbitration or court proceedings in relation to a Dispute, unless and until the dispute resolution procedures set out in clauses 12.1 and 12.2 have been exhausted.

12.4                           If the senior representatives of both parties are unable to resolve a Dispute within 14 days of the Dispute being referred to them in accordance with clause 12.2, either party may refer the Dispute to mediation or arbitration, as they determine.

13.                               FORCE MAJEURE

13.1                           Each party shall promptly notify the other in writing of any situation or event arising from circumstances beyond the reasonable control of that party which makes it impossible for that party to carry out in whole or in part its obligations under this agreement.  Neither party shall be liable for any failure to perform its obligations hereunder if prevented from doing so by reason of any such situation or event, provided that it shall have used all reasonable endeavours to perform its obligations notwithstanding such situation or event.

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13.2                           If a party is unable to carry out its obligations in part or in full under clause 13 1 for more than 48 hours, the other party may terminate this agreement with immediate effect.

14.                               MODIFICATION AND ASSIGNMENT

14.1                           No modification of this agreement shall be valid unless in writing and signed by an authorised signatory of each party

14.2                           Neither party shall assign or otherwise transfer its rights or obligations under this agreement without the prior written consent of the other party (such consent not to be unreasonably withheld).

15.                               WAIVER

15.1                           A failure by a party to enforce a provision of this agreement shall not constitute a waiver of any right to future enforcement of that or any other provision.

16.                               NOTICES

16.1                           Any notice required or permitted to be given to a party under this agreement shall be delivered or sent by registered post addressed to the registered office of the other party, with a supplemental copy to be sent by facsimile transmission or electronic mail.  Any notice sent by registered post shall be deemed to have been received on the fifth business day following posting by registered post.

17.                               BINDING NATURE, SEVERABILITY

17.1                           This agreement shall be binding upon the successors and permitted assigns of the parties.

17.2                           In the event that any term or provision of this agreement is unlawful, such provision shall be severed to the extent of such violation and the remaining provisions enforceable, but only if the severance does not materially affect the purpose of, or frustrate, this agreement.

18.                               ENTIRE AGREEMENT/VARIATIONS

18.1                           This contract records the entire agreement, and prevails over any earlier agreement, concerning its subject.  A variation is only effective if signed by each party.

19.                               ACTIVITIES IN RELATED FIELDS

19.1                           Nothing in this agreement shall prevent Industrial Research from undertaking activities in fields the same as or similar to the Work, whether on its own account or on behalf of any third party.

20.                               APPLICABLE LAW

20.1                           This agreement shall be governed by, and construed in accordance with, the laws of New Zealand and each party submits to the non-exclusive jurisdiction of New Zealand.

/s/ NK    /s/SJB